Exhibit 10.18

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Common Stock Purchase Agreement, dated as of August 18, 2021 (the "Amendment"), is made by and between Siebert Financial Corp., a New York corporation, ("Siebert" or “Buyer”), and OpenHand Holdings, Inc., a Delaware corporation, ("OpenHand" or “Seller” or “Company”), and together with Siebert, the "Parties", and each, a "Party").

WITNESSETH

WHEREAS, the Parties have entered into a Common Stock Purchase Agreement, dated as of January 31, 2021 (the "Existing Agreement");

WHEREAS, pursuant to the Existing Agreement, Siebert paid to OpenHand, Eight Hundred Fifty Thousand Dollars ($850,000) cash;

WHEREAS, the Parties hereto desire to amend the Existing Agreement on the terms and subject to the conditions set forth herein, including, but not limited to, rescinding the issuance of common stock of Siebert to OpenHand.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2. Amendments to the Existing Agreement. As of the Effective Date (defined below), the Existing Agreement is hereby amended or modified as follows:

(a) Section 1.3 (Purchase Price) is hereby deleted in its entirety and replaced with the following:

“1.3 Purchase Price. The purchase price (the Purchase Price”) shall be Eight Hundred Fifty Thousand Dollars ($850,000). The number of Shares shall be equal to Two Percent (2.0%) of the Company Capitalization (defined below) as of the Effective Date. The Company hereby acknowledges its receipt of the Purchase Price.

“Company Capitalization” is calculated as of immediately prior to the Effective Date, includes all shares of capital stock issued and outstanding.

(b) Section 1.4 (Payment) is deleted in its entirety.

(c) Section 2.4(b) (Capitalization) is deleted in its entirety and replace with the following:

“(b) Upon the issuance of the Shares to the Buyer at the Closing, the Shares shall represent not less than two percent (2.0%) of the Company Capitalization.”

(d) Section 4 (Additional Considerations) is deleted in its entirety.

(e) Section 5 (Future Acts) is deleted in its entirety.

(f) Section 6 (Division) is deleted in its entirety.

(g) Section 7 (Conditions Precedent to Obligations of the Buyer) is deleted in its entirety.

(h) Section 8 (Conditions Precedent to Obligations of the Seller) is deleted in its entirety.

(i) Section 9.2 (Deliveries by the Buyer) is deleted in its entirety.

(j) Section 10.2 (Options) is deleted in its entirety and replaced with the following:

“10.2 Options. Siebert or its designees shall be granted an option to purchase an additional number of shares of Common Stock of OpenHand equal to two percent (2.0%) of the Company Capitalization as of the Effective Date for fifteen (15) months from the Effective Date, at an exercise price equal to an implied Company valuation of $42.5 million.

In addition, Siebert or its designees will have the right to participate in all future funding to maintain its percentage ownership interest in OpenHand provided Siebert pays its prorate share of the funding.”

3. Mutual Release. Except for the obligations set forth and created under this Amendment, and in consideration of the promises, covenants, and agreements contained herein, Siebert and OpenHand do hereby unconditionally, irrevocably and forever release and discharge each other, as well as their successors, heirs, assigns, executors, estates, predecessors, agents, representatives, employees, affiliates, contractors, partners, or principals from any and all claims, debts, liabilities, demands, obligations, costs, expenses, damages, lawsuits, actions and causes of action, whether known or unknown, which they may have against each other, up to the Effective Date (defined below).

4. Date of Effectiveness; Limited Effect. This Amendment will become effective on the date first written above (the "Effective Date"). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein," or words of like import will mean and be a reference to the Existing Agreement as amended by this Amendment.

5. Miscellaneous.

(a) This Amendment is governed by and construed in accordance with, the laws of the State of New York without regard to the conflict of laws provisions of such State.

(b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(e) The Existing Agreement, as amended by this Amendment, constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(f)Each Party shall pay its own costs and expenses in connection with this Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

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IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first written above.

SIEBERT FINANCIAL CORP.

By	/s/ Andrew H. Reich
Name: Andrew H. Reich
Title: Executive Vice-President

OPENHAND HOLDINGS, INC.

By	/s/ John DeVito
Name: John DeVito
Title: CEO